Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 23, 2017	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2018;
DIVIDEND OF $0.11 PER COMMON SHARE DECLARED;
CONFERENCE CALL TO DISCUSS RESULTS SCHEDULED FOR TUESDAY, OCTOBER 24, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common stockholders for the first quarter of fiscal 2018 of $4.9 million, an increase of $1.2 million, or 31.1%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, as well as a reduction in provision for loan losses, partially offset by an increase in noninterest expense and provision for income taxes. Preliminary net income available to common stockholders was $.56 per fully diluted common share for the first quarter of fiscal 2018, an increase of $.06 as compared to the $.50 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the first quarter of fiscal 2018:

•
Earnings per common share (diluted) were $.56, up $.06, or 12.0%, as compared to the same quarter a year ago, and up $.07, or 14.3%, as compared to the $.49 earned in the fourth quarter of fiscal 2017, the linked quarter.

•
Annualized return on average assets was 1.12%, while annualized return on average common equity was 11.1%, as compared to 1.03% and 11.6%, respectively, in the same quarter a year ago, and 0.97% and 10.5%, respectively, in the fourth quarter of fiscal 2017, the linked quarter.

•
Net loan growth for the first quarter of fiscal 2018 was $51.8 million, as the September quarter met expectations for seasonally strong loan draws. Deposit growth was $16.1 million for the first quarter, as the quarter is traditionally weaker for deposit growth; the Company also experienced outflows of brokered deposits discussed below.

•
Net interest margin for the first quarter of fiscal 2018 was 3.79%, down from the 3.81% reported for the year ago period, and down from 3.82% for the fourth quarter of fiscal 2017, the linked quarter. Activity in the year ago and linked quarter periods included elevated discount accretion and other items discussed in detail below.

•	Noninterest income was up 27.0% for the first quarter of fiscal 2018, compared to the year ago period, and up 13.3% from the fourth quarter of fiscal 2017, the linked quarter.

•
Noninterest expense was up 17.4% for the first quarter of fiscal 2018, compared to the year ago period, and down 0.6% from the fourth quarter of fiscal 2017, the linked quarter. The current quarter's results included a smaller amount of non-recurring charges, including expenses related to merger and acquisition activity, as compared to the linked quarter.

•	Nonperforming assets were $6.0 million, or 0.34% of total assets, at September 30, 2017, as compared to $6.3 million, or 0.37% of total assets, at June 30, 2017.

Dividend Declared:

The Board of Directors, on October 17, 2017, declared a quarterly cash dividend on common stock of $0.11, payable November 30, 2017, to stockholders of record at the close of business on November 15, 2017, marking the 94th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, October 24, 2017, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available beginning one hour following the conclusion of the call through November 6, 2017. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10113716. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first quarter of fiscal 2018, with total assets of $1.8 billion at September 30, 2017, reflecting an increase of $55.8 million, or 3.3%, as compared to June 30, 2017. Asset growth was comprised mainly of loan growth.

Available-for-sale ("AFS") securities were $147.7 million at September 30, 2017, an increase of $3.3 million, or 2.3%, as compared to June 30, 2017. Cash equivalents and time deposits were $25.1 million, a decrease of $5.7 million, or 18.5%, as compared to June 30, 2017.

Loans, net of the allowance for loan losses, were $1.4 billion at September 30, 2017, an increase of $51.8 million, or 3.7%, as compared to June 30, 2017. The increase was attributable primarily to growth in commercial real estate, commercial operating, and residential loans, partially offset by a decline in consumer loans. The increase in commercial real estate lending was attributable mostly to loans secured by nonresidential properties. The increase in commercial operating loans was attributable primarily to commercial and industrial lending, as well as agricultural lines of credit. The increase in residential lending was attributable primarily to loans secured by one- to four-family residential properties. Loans anticipated to fund in the next 90 days stood at $85.4 million at September 30, 2017, as compared to $80.7 million at June 30, 2017, and $55.4 million at September 30, 2016.

Nonperforming loans were $2.6 million, or 0.18% of gross loans, at September 30, 2017, as compared to $3.2 million, or 0.23% of gross loans, at June 30, 2017. Nonperforming assets were $6.0 million, or 0.34% of total assets, at September 30, 2017, as compared to $6.3 million, or 0.37% of total assets, at June 30, 2017. Our allowance for loan losses at September 30, 2017, totaled $16.4 million, representing 1.12% of gross loans and 627% of nonperforming loans, as compared to $15.5 million, or 1.10% of gross loans, and 482% of nonperforming loans, at June 30, 2017. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at September 30, 2017, is adequate, based on that measurement.

Total liabilities were $1.6 billion at September 30, 2017, an increase of $51.8 million, or 3.4%, as compared to June 30, 2017.

Deposits were $1.5 billion at September 30, 2017, an increase of $16.1 million, or 1.1%, as compared to June 30, 2017. Deposit growth was comprised primarily of interest-bearing and noninterest-bearing transaction accounts, and money market deposit accounts, partially offset by declines in certificates of deposit and savings accounts. Since June 30, 2017, the Company's public unit deposits increased by $15.5 million, brokered certificates of deposit decreased $25.6 million, and brokered nonmaturity deposits decreased $1.0 million. Our discussion of brokered deposits excludes those brokered deposits originated through reciprocal arrangements, as our reciprocal brokered deposits are primarily originated by our public unit depositors and utilized as an alternative to pledging securities against those deposits. The average loan-to-deposit ratio for the first quarter of fiscal 2018 was 97.8%, as compared to 104.4% for the same period of the prior fiscal year.

FHLB advances were $84.7 million at September 30, 2017, an increase of $41.0 million, or 94.0%, as compared to June 30, 2017, as the Company utilized overnight and short-term funding to fund loan growth in excess of deposit growth and to allow brokered deposits to decrease. Securities sold under agreements to repurchase totaled $6.6 million at September 30, 2017, a decrease of $3.6 million, or 35.1%, as compared to June 30, 2017, as we continued to encourage larger customers to migrate from this product to a reciprocal brokered deposit arrangement. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity was $177.0 million at September 30, 2017, an increase of $4.0 million, or 2.3%, as compared to June 30, 2017. The increase was attributable to retention of net income and an increase in accumulated other comprehensive income, partially offset by payment of dividends on common stock.

Income Statement Summary:

The Company's net interest income for the three-month period ended September 30, 2017, was $15.1 million, an increase of $2.5 million, or 20.1%, as compared to the same period of the prior fiscal year. The increase was attributable to a 20.5% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.79% in the current three-month period, from 3.81% three-month period a year ago.

Loan discount accretion and deposit premium amortization related to the Company's August 2014 acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks (the "Peoples Acquisition"), decreased to $234,000 for the three-month period ended September 30, 2017, as compared to $601,000 for the same period of the prior fiscal year. Loan discount accretion and deposit premium amortization related to the Company's June 2017 acquisition of Tammcorp, Inc., and its subsidiary, Capaha Bank (the "Capaha Acquisition") resulted in an additional $231,000 in net interest income for the three-month period ended September 30, 2017, with no comparable item in the same period a year ago. Combined, these components of net interest income contributed twelve basis points to net interest margin in the three-month period ended September 30, 2017, as compared to a contribution of 18 basis points for the same period of the prior fiscal year. For the linked quarter, ended June 30, 2017, comparable items contributed 20 basis points to net interest margin. The dollar impact of this component of net interest income has generally been declining each sequential quarter as assets from the Peoples Acquisition mature or prepay, however, the Capaha Acquisition will contribute additional net interest income during fiscal 2018, with no comparable items from fiscal 2017 periods.

The provision for loan losses for the three-month period ended September 30, 2017, was $868,000, as compared to $925,000 in the same period of the prior fiscal year. Decreased provisioning was attributed to the reduction in nonperforming loans and net charge offs. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.24% (annualized), while the Company recorded net charge offs during the period of 0.01% (annualized). During the same period of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of 0.31% (annualized), while the Company recorded net charge offs of 0.09% (annualized).

The Company's noninterest income for the three-month period ended September 30, 2017, was $3.3 million, an increase of $696,000, or 27.0%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to deposit account service charges, bank card interchange income, loan fees, and loan servicing income, partially offset by a decline in gains on sales of residential real estate loans originated for that purpose.

Noninterest expense for the three-month period ended September 30, 2017, was $10.8 million, an increase of $1.6 million, or 17.4%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits and occupancy expenses, as a result of the Company's larger staff and number of facilities following the Capaha Acquisition. Expenses related to merger and acquisition activity in the current period totaled $222,000, with no comparable charges in the year ago period. The same quarter of the prior fiscal year did include $335,000 in charges related to the early repayment of an FHLB term advance. The efficiency ratio for the three-month period ended September 30, 2017, was 58.5%, as compared to 60.5% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended September 30, 2017, was $1.9 million, an increase of $531,000, or 39.1%, as compared to the same period of the prior fiscal year, attributable primarily to higher pre-tax income, combined with an increase in the effective tax rate, to 28.0% from 26.8%. The higher effective tax rate was attributed primarily to the relative amount of the Company's tax-advantaged investments as compared to total earning assets and pre-tax income.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2017	2017	2017	2016	2016

Cash equivalents and time deposits	$25,849	$31,533	$21,508	$30,865	$21,978
Available for sale securities	147,680	144,416	134,048	132,116	124,249
FHLB/FRB membership stock	8,384	6,119	6,220	8,256	9,121
Loans receivable, gross	1,465,917	1,413,268	1,241,120	1,224,828	1,218,228
Allowance for loan losses	16,357	15,538	15,190	14,992	14,456
Loans receivable, net	1,449,560	1,397,730	1,225,930	1,209,836	1,203,772
Bank-owned life insurance	34,562	34,329	30,147	30,491	30,282
Intangible assets	15,071	15,390	7,287	7,478	7,657
Premises and equipment	54,129	54,167	46,624	46,371	46,615
Other assets	28,256	24,028	24,220	26,936	26,138
Total assets	$1,763,491	$1,707,712	$1,495,984	$1,492,349	$1,469,812

Interest-bearing deposits	$1,276,943	$1,268,662	$1,133,405	$1,075,792	$1,032,810
Noninterest-bearing deposits	194,747	186,935	139,095	136,024	134,540
Securities sold under agreements to repurchase	6,627	10,212	17,900	22,542	25,450
FHLB advances	84,654	43,637	51,619	107,502	129,184
Note payable	3,000	3,000	-	-	-
Other liabilities	5,613	7,335	5,156	5,336	4,156
Subordinated debt	14,872	14,848	14,824	14,800	14,776
Total liabilities	1,586,456	1,534,629	1,361,999	1,361,996	1,340,916

Common stockholders' equity	177,035	173,083	133,985	130,353	128,896
Total stockholders' equity	177,035	173,083	133,985	130,353	128,896

Total liabilities and stockholders' equity	$1,763,491	$1,707,712	$1,495,984	$1,492,349	$1,469,812

Equity to assets ratio	10.04%	10.14%	8.96%	8.73%	8.77%
Common shares outstanding	8,591,363	8,591,363	7,450,041	7,450,041	7,436,866
Less: Restricted common shares not vested	17,975	18,775	33,175	33,175	36,000
Common shares for book value determination	8,573,388	8,572,588	7,416,866	7,416,866	7,400,866

Book value per common share	$20.65	$20.19	$18.06	$17.58	$17.42
Closing market price	36.49	32.26	35.52	35.38	24.90

Nonperforming asset data as of:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2017	2017	2017	2016	2016

Nonaccrual loans	$2,307	$2,825	$3,069	$5,572	$4,969
Accruing loans 90 days or more past due	303	401	134	85	54
Total nonperforming loans	2,610	3,226	3,203	5,657	5,023
Other real estate owned (OREO)	3,357	3,014	3,296	3,310	3,182
Personal property repossessed	67	86	37	39	45
Total nonperforming assets	$6,034	$6,326	$6,536	$9,006	$8,250

Total nonperforming assets to total assets	0.34%	0.37%	0.44%	0.60%	0.56%
Total nonperforming loans to gross loans	0.18%	0.23%	0.26%	0.47%	0.42%
Allowance for loan losses to nonperforming loans	626.70%	481.65%	474.24%	265.02%	287.80%
Allowance for loan losses to gross loans	1.12%	1.10%	1.22%	1.22%	1.19%

Performing troubled debt restructurings (1)	$10,740	$10,908	$8,649	$7,673	$7,853

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2017	2017	2017	2016	2016

Interest-bearing cash equivalents	$2,268	$2,482	$1,896	$1,599	$7,730
Available for sale securities and membership stock	153,872	143,114	141,223	139,183	135,188
Loans receivable, gross	1,436,156	1,271,705	1,221,642	1,216,607	1,178,067
Total interest-earning assets	1,592,296	1,417,301	1,364,761	1,357,389	1,320,985
Other assets	140,660	117,235	119,436	123,287	115,277
Total assets	$1,732,956	$1,534,536	$1,484,197	$1,480,676	$1,436,262

Interest-bearing deposits	$1,280,842	$1,155,547	$1,099,319	$1,043,542	$994,518
Securities sold under agreements to repurchase	9,492	13,694	24,053	24,323	26,723
FHLB advances	55,063	55,914	71,405	124,834	132,107
Note payable	3,000	1,451	-	-	-
Subordinated debt	14,860	14,836	14,812	14,788	14,765
Total interest-bearing liabilities	1,363,257	1,241,442	1,209,589	1,207,487	1,168,113
Noninterest-bearing deposits	187,330	145,790	138,667	137,468	133,601
Other noninterest-bearing liabilities	7,367	5,191	3,479	5,874	7,082
Total liabilities	1,557,954	1,392,423	1,351,735	1,350,829	1,308,796

Common stockholders' equity	175,002	142,113	132,462	129,847	127,466
Total stockholders' equity	175,002	142,113	132,462	129,847	127,466

Total liabilities and stockholders' equity	$1,732,956	$1,534,536	$1,484,197	$1,480,676	$1,436,262

	For the three-month period ended
Quarterly Summary Income Statement Data:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2017	2017	2017	2016	2016

Interest income:
Cash equivalents	$10	$8	$13	$4	$4
Available for sale securities and membership stock	946	895	875	848	851
Loans receivable	17,455	15,442	14,067	14,229	14,250
Total interest income	18,411	16,345	14,955	15,081	15,105
Interest expense:
Deposits	2,862	2,386	2,111	2,043	1,932
Securities sold under agreements to repurchase	14	18	25	25	27
FHLB advances	226	214	224	282	418
Note payable	28	13	-	-	-
Subordinated debt	178	172	163	160	152
Total interest expense	3,308	2,803	2,523	2,510	2,529
Net interest income	15,103	13,542	12,432	12,571	12,576
Provision for loan losses	868	383	376	656	925
Other noninterest income	3,271	2,886	2,925	2,702	2,575
Noninterest expense	10,755	10,825	9,564	8,706	9,159
Income taxes	1,889	1,507	1,463	1,735	1,358
Net income available to common stockholders	$4,862	$3,713	$3,954	$4,176	$3,709

Basic earnings per common share	$0.57	$0.49	$0.53	$0.56	$0.50
Diluted earnings per common share	0.56	0.49	0.53	0.56	0.50
Dividends per common share	0.11	0.10	0.10	0.10	0.10
Average common shares outstanding:
Basic	8,591,000	7,606,000	7,450,000	7,441,000	7,437,000
Diluted	8,620,000	7,635,000	7,479,000	7,467,000	7,466,000

Return on average assets	1.12%	0.97%	1.07%	1.13%	1.03%
Return on average common stockholders' equity	11.1%	10.5%	11.9%	12.9%	11.6%

Net interest margin	3.79%	3.82%	3.64%	3.70%	3.81%
Net interest spread	3.66%	3.71%	3.55%	3.61%	3.70%

Efficiency ratio	58.5%	65.9%	62.3%	57.0%	60.5%